SUB-ITEM 77Q3

AIM Global Small & Mid Cap Growth Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 4/30/2009
File number: 811-6463
Series No.:  3

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                       $ 5,471
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                       $    -
        Class C                       $    -
        Class Y                       $   20
        Institutional Class           $  376


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                        0.1556
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                             -
        Class C                            -
        Class Y                        0.1590
        Institutional Class            0.2745


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                        36,967
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                         3,405
        Class C                         1,633
        Class Y                           162
        Institutional Class             1,586


74V.  1 Net asset value per share (to nearest cent)
        Class A                       $ 11.73
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                       $ 10.40
        Class C                       $ 10.41
        Class Y                       $ 11.76
        Institutional Class           $ 11.71